Exhibit 99.1

OPTICAL CABLE CORPORATION
5290 Concourse Drive Roanoke, VA 24019
(Nasdaq GM: OCCF)
www.occfiber.com

AT THE COMPANY:

Neil Wilkin	Tracy Smith
President & CEO	Vice President & CFO
(540) 265-0690	(540) 265-0690
investorrelations@occfiber.com	investorrelations@occfiber.com

AT JOELE FRANK, WILKINSON BRIMMER KATCHER:

Andrew Siegel	Jaime Wert
(212) 355-4449 ext. 127	(212) 355-4449 ext. 173
asiegel@joelefrank.com	jwert@joelefrank.com

FOR IMMEDIATE RELEASE

OPTICAL CABLE CORPORATION REPORTS

FISCAL SECOND QUARTER 2008 FINANCIAL RESULTS

Net Sales, Gross Profit and Net Income All Increased

in Second Quarter of Fiscal 2008

ROANOKE, VA, June 11, 2008 — Optical Cable Corporation (Nasdaq GM: OCCF) today announced financial results for its fiscal second quarter and the six months ended April 30, 2008.

Second Quarter 2008 Financial Results

Optical Cable Corporation increased net income to $878,000, or $0.15 per basic and diluted share, for its second quarter of fiscal 2008, as compared to net income of $237,000, or $0.04 per basic and diluted share, for the same period last year.

Net sales for the second quarter of fiscal 2008 increased 21.2% to $13.5 million compared to net sales of $11.1 million for the comparable period last year. Optical Cable’s net sales growth during the second quarter was achieved over a broad customer base and product mix, with notable increases in both specialty and commercial markets.

Optical Cable Corp. – Second Quarter 2008 Earnings Release

Gross profit increased 41.2% to $5.7 million in the second quarter of fiscal 2008, up from $4.1 million in the second quarter of fiscal 2007. Gross profit as a percentage of net sales (or gross profit margin) for the second quarter of fiscal 2008 increased to 42.6% compared to 36.5% for the second quarter of fiscal 2007. The Company believes the improvement in gross profit margin in the second quarter of 2008 is due to higher sales volumes and enhanced manufacturing efficiency.

Fiscal Year-to-Date 2008 Financial Results

Optical Cable Corporation increased net income to $1.7 million, or $0.29 per basic and diluted share, for the six months ended April 30, 2008, as compared to a net loss of $95,000, or $0.02 per basic and diluted share, for the same period last year.

Net sales for the first six months of fiscal 2008 increased 28.2% to $26.2 million from $20.4 million for the same period in fiscal 2007. The Company’s gross profit margin increased to 42.3% for the first half of fiscal 2008 compared to 34.5% for the same period in fiscal 2007.

SMP Data Communications Acquisition

As previously announced, the Company acquired SMP Data Communications, a leading supplier of fiber optic and copper connectivity products for the data communications industry. The transaction was consummated on May 30, 2008, and now SMP Data Communications is a wholly owned subsidiary of Optical Cable Corporation. The transaction broadens Optical Cable’s product line and builds on its position as a leading provider of fiber optic cables in the enterprise market.

Management’s Comments

“We are pleased with Optical Cable Corporation’s financial performance during fiscal 2008 to date. Our strategies and investments are positively impacting the Company’s results as evidenced by year-over-year increases in net sales, gross profits and net income. We are also pleased that our share price is beginning to reflect Optical Cable’s solid performance and outstanding potential for continued shareholder value creation,” stated Neil Wilkin, President and CEO of Optical Cable Corporation.

“We are particularly excited about our recent acquisition of SMP Data Communications, as it builds on our strong presence in the enterprise market. By acquiring this internationally respected and industry-leading innovator, we can now offer an integrated suite of high quality cabling and connectivity solutions,” stated Mr. Wilkin.

Company Information

Optical Cable Corporation is a leading manufacturer of fiber optic cables primarily sold into the enterprise market, and the premier manufacturer of military ground tactical fiber optic cables for the U.S. military. Founded in 1983, Optical Cable Corporation pioneered the design and production of fiber optic cables for the most demanding military field applications, as well as

Optical Cable Corp. – Second Quarter 2008 Earnings Release

fiber optic cables suitable for both indoor and outdoor use. The Company’s current broad product offering is built on the evolution of these fundamental technologies, and is designed to provide end-users with fiber optic cables that are easy and economical to install, provide a high degree of reliability and offer outstanding performance characteristics. Optical Cable Corporation sells its products worldwide for uses ranging from commercial and campus installations to customized products for specialty applications and harsh environments, including military applications. The Company manufactures its high quality fiber optic cables at its ISO 9001:2000 registered and MIL-STD-790F certified facility located in Roanoke, Virginia.

On May 30, 2008, Optical Cable Corporation acquired Superior Modular Products Incorporated, doing business as SMP Data Communications. SMP Data Communications is headquartered near Asheville, North Carolina, and is internationally recognized for its role in establishing the world’s data communications standards, through its innovative and patented technologies. SMP Data Communications, founded in 1990, manufactures and develops copper and fiber passive connectivity hardware components for use in commercial and residential applications. The company is a wholly owned subsidiary of Optical Cable Corporation.

Further information about Optical Cable Corporation and SMP Data Communications is available on the World Wide Web at www.occfiber.com and www.smpdata.com.

FORWARD-LOOKING INFORMATION

This news release by Optical Cable Corporation (the “Company”) may contain certain forward-looking information within the meaning of the federal securities laws. The forward-looking information may include, among other information, (i) statements concerning the Company’s outlook for the future, (ii) statements of belief, anticipation or expectation, (iii) future plans, strategies or anticipated events, and (iv) similar information and statements concerning matters that are not historical facts. Such forward-looking information is subject to risks and uncertainties that may cause actual events to differ materially from the Company’s expectations. Factors that could cause or contribute to such differences include, but are not limited to: the level of sales to key customers, including distributors; timing of certain projects and purchases by key customers; the economic conditions affecting network service providers; corporate and/or government spending on information technology; actions by competitors; fluctuations in the price of raw materials (including optical fiber); the Company’s dependence on a single manufacturing facility for the manufacture of fiber optic cables; the Company’s ability to protect its proprietary manufacturing technology; market conditions influencing prices or pricing; the Company’s dependence on a limited number of suppliers; the loss of or conflict with one or more key suppliers or customers; an adverse outcome in litigation, claims and other actions, and potential litigation, claims and other actions against the Company; an adverse outcome in regulatory reviews and audits and potential regulatory reviews and audits; adverse changes in state tax laws and/or positions taken by state taxing authorities affecting the Company; technological changes and introductions of new competing products; changes in end-user preferences for competing technologies, including copper cable and wireless, relative to fiber optic cable; economic conditions that affect the telecommunications sector, certain technology sectors or the economy as a whole; terrorist attacks or acts of war, and any current

Optical Cable Corp. – Second Quarter 2008 Earnings Release

or potential future military conflicts; changes in the level of military spending by the United States government; ability to retain key personnel; inability to recruit needed personnel; poor labor relations; the impact of changes in accounting policies, including those by the Securities and Exchange Commission and the Public Company Accounting Oversight Board; the Company’s ability to successfully comply with, and the cost of compliance with, the provisions of Section 404 of the Sarbanes-Oxley Act of 2002 or any revisions to that act which apply to the Company; impact of future consolidation among competitors and/or among customers adversely affecting the Company’s position with its customers and/or its market position; actions by customers adversely affecting the Company in reaction to the expansion of its product offering in any manner, including, but not limited to, by offering products that compete with its customers, and/or by entering into alliances with, making investments in or with, and/or acquiring parties that compete with and/or have conflicts with customers of the Company; impact of weather or natural disasters in the areas of the world in which the Company operates and markets its products; economic downturns and/or changes in market demand, exchange rates, productivity, or market and economic conditions in the areas of the world in which the Company operates and markets its products, and its success in managing the risks involved in the foregoing. The Company cautions readers that the foregoing list of important factors is not exclusive and the Company incorporates by reference those factors included in current reports on Form 8-K.

(Financial Tables Follow)

Optical Cable Corp. – Second Quarter 2008 Earnings Release

OPTICAL CABLE CORPORATION

CONDENSED STATEMENTS OF OPERATIONS

(thousands, except per share data)

(unaudited)

	Three Months Ended April 30,		Six Months Ended April 30,
	2008	2007	2008	2007
Net sales	$13,495	$11,133	$26,157	$20,409
Cost of goods sold	7,751	7,064	15,080	13,364

Gross profit	5,744	4,069	11,077	7,045
SG&A expenses	4,396	3,697	8,386	7,184

Income (loss) from operations	1,348	372	2,691	(139)
Interest income (expense), net	27	—	68	(11)
Other, net	—	(1)	(15)	2

Other income (expense), net	27	(1)	53	(9)

Income (loss) before income taxes	1,375	371	2,744	(148)
Income tax expense (benefit)	497	134	1,004	(53)

Net income (loss)	$878	$237	$1,740	$(95)

Net income (loss) per share:
Basic and diluted	$0.15	$0.04	$0.29	$(0.02)

Weighted average shares outstanding:
Basic	6,052	6,067	6,071	6,037

Diluted	6,052	6,086	6,071	6,037

—MORE—

Optical Cable Corp. – Second Quarter 2008 Earnings Release

OPTICAL CABLE CORPORATION

CONDENSED BALANCE SHEET DATA

(thousands)

(unaudited)

	April 30, 2008	October 31, 2007
Cash and cash equivalents	$4,106	$3,139
Trade accounts receivable, net	9,075	9,057
Inventories	8,362	7,340
Other current assets	1,420	1,279

Total current assets	$22,963	$20,815
Non-current assets	17,233	16,466

Total assets	$40,196	$37,281

Current liabilities	$5,751	$4,878
Non-current liabilities	473	425

Total liabilities	$6,224	$5,303
Total shareholders’ equity	33,972	31,978

Total liabilities and shareholders’ equity	$40,196	$37,281

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